PRICING SUPPLEMENT No. K2155

(To the Underlying Supplement dated June 18, 2020,

Product Supplement No. WF–I dated July 27, 2022,

Prospectus Supplement dated June 18, 2020 and

Prospectus dated June 18, 2020)

Equity Index Linked Securities

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 August 19, 2022

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due August 24, 2027

■   Linked to the S&P 500® Index (the “Index”)

■   Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Whether the securities are automatically called for a fixed call premium or, if not automatically called, the maturity payment amount will depend, in each case, on the closing level of the Index on the relevant call date

 ■   Automatic Call. If the closing level of the Index on any call date including the final calculation day is greater than or equal to the starting level, the securities will be automatically called for the face amount plus the call premium applicable to that call date. The call premium applicable to each call date will be a percentage of the face amount that increases for each call date based on a simple (non-compounding) return of 9.10% per annum

Call Date	Call Premium
August 24, 2023	9.10% of the face amount
February 26, 2024	13.65% of the face amount
August 26, 2024	18.20% of the face amount
February 24, 2025	22.75% of the face amount
August 25, 2025	27.30% of the face amount
February 24, 2026	31.85% of the face amount
August 24, 2026	36.40% of the face amount
February 24, 2027	40.95% of the face amount
August 17, 2027 (the “final calculation day”)	45.50% of the face amount

■   Maturity Payment Amount. If the closing level of the Index on each call date (including the final calculation day) is less than the starting level, the securities will not be automatically called, and on the stated maturity date, you will receive a cash payment per security in U. S. dollars determined as follows:

▪  If the closing level of the Index on the final calculation day is less than the starting level but greater than or equal to the threshold level, you will receive the face amount of your securities

▪  If the closing level of the Index on the final calculation day is less than the threshold level, you will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 10%

■   The threshold level is equal to 90% of the starting level

■   You may lose up to 90% of the face amount

■   Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the Index on the applicable call date significantly exceeds the starting level. You will not participate in any appreciation of the Index beyond the applicable fixed call premium

■   All payments on the securities are subject to the credit risk of Credit Suisse; if Credit Suisse defaults on its obligations, you could lose some or all of your investment

■   No exchange listing; you should be willing and able to hold your securities to maturity

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-8 of this pricing supplement and “Risk Factors” beginning on page PS-4 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Issuer
Per Security	$1,000.00	$28.25	$971.75
Total	$5,045,000	$142,521.25	$4,902,478.75
(1)	Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive an agent discount of $28.25 per security. The agent may resell the securities to other securities dealers at the original offering price less a concession of $17.50 per security. Such securities dealers may include those using the trade name Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the selling concession allowed to WFA, the agent will pay $0.75 per security of the agent discount to WFA as a distribution expense fee for each security sold by WFA. See “Supplemental Plan of Distribution” in this pricing supplement for further information.

(2)	Credit Suisse will pay a fee of $5.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Credit Suisse AG (“Credit Suisse”) currently estimates the value of each $1,000 face amount of the securities on the pricing date is $960.60 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are unsecured obligations of Credit Suisse, and all payments on the securities are subject to the credit risk of Credit Suisse.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Wells Fargo Securities

PRS-1

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due August 24, 2027
Terms of the Securities

Market Measure:	S&P 500® Index (the “Index”)
Pricing Date:	August 19, 2022
Issue Date*:	August 24, 2022
Original Offering Price:	$1,000 per security
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Automatic Call:

If the closing level of the Index on any call date (including the final calculation day) is greater than or equal to the starting level, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the call premium applicable to the relevant call date. The last call date is the final calculation day, and payment upon an automatic call on the final calculation day, if applicable, will be made on the stated maturity date.

Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the Index on the applicable call date significantly exceeds the starting level. You will not participate in any appreciation of the Index beyond the applicable call premium.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date. You will not receive any notice from us if the securities are automatically called.

Call Dates* and Call Premiums:	The call premium applicable to each call date will be a percentage of the face amount that increases for each call date based on a simple (non-compounding) return of 9.10% per annum.

Call Date	Call Premium	Payment per Security upon an Automatic Call
August 24, 2023	9.10% of the face amount	$1,091.00
February 26, 2024	13.65% of the face amount	$1,136.50
August 26, 2024	18.20% of the face amount	$1,182.00
February 24, 2025	22.75% of the face amount	$1,227.50
August 25, 2025	27.30% of the face amount	$1,273.00
February 24, 2026	31.85% of the face amount	$1,318.50
August 24, 2026	36.40% of the face amount	$1,364.00
February 24, 2027	40.95% of the face amount	$1,409.50
August 17, 2027	45.50% of the face amount	$1,455.00
We refer to August 17, 2027 as the “final calculation day.” The call dates are subject to postponement. See “—Market Disruption Events and Postponement Provisions” below.

PRS-2

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due August 24, 2027
Terms of the Securities

Call Settlement Date:	Five business days after the applicable call date (as each such call date may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable); provided that the call settlement date for the final calculation day is the stated maturity date.
Stated Maturity Date*:	August 24, 2027, subject to postponement. The securities are not subject to repayment at the option of any holder of the securities prior to the stated maturity date.
Maturity Payment Amount:

If the securities are not automatically called, then on the stated maturity date, you will be entitled to receive a cash payment per security in U. S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

• if the ending level is less than the starting level but greater than or equal to the threshold level: $1,000; or

• if the ending level is less than the threshold level:

$1,000 + [$1,000 × (index return + buffer amount)]

If the securities are not automatically called and the ending level is less than the threshold level, you will receive less than the face amount of your securities at maturity, and you may lose up to 90% of your investment.

All payments on the securities are subject to the credit risk of Credit Suisse; if Credit Suisse defaults on its obligations, you could lose some or all of your investment.

Starting Level:	4228.48, which is the closing level of the Index on the pricing date.
Closing Level:	Closing level has the meaning set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Certain Definitions” in the accompanying product supplement.
Ending Level:	The “ending level” will be the closing level of the Index on the final calculation day.
Threshold Level:	3805.632, which is equal to 90% of the starting level.
Buffer Amount:	10%
Index Return:	The "index return" is the percentage change from the starting level to the ending level, measured as follows:
Market Disruption Events and Postponement Provisions:	Each call date (including the final calculation day) is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the final calculation day is postponed and will be adjusted for non-business days. For more information regarding adjustments to the call dates and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each call date (including the final calculation day) is a “calculation day” and each call settlement date (including the stated maturity date) is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events” in the accompanying product supplement.
Calculation Agent:	Credit Suisse International
No Listing:	The securities will not be listed on any securities exchange or automated quotation system.

PRS-3

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due August 24, 2027
Terms of the Securities

Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities, see “United States Federal Tax Considerations” herein.
Supplemental Plan of Distribution:

Under the terms of the distributor accession confirmation with WFS dated as of August 1, 2016, WFS will act as agent for the securities and will receive an agent discount of $28.25 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession of $17.50 per security. Such securities dealers may include WFA. In addition to the concession allowed to WFA, WFS will pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA.

In addition, Credit Suisse will pay a fee of $5.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	22553QH59

____________________

*To the extent that we make any change to the expected issue date, the call dates and stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-4

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due August 24, 2027
Additional Information about the Issuer and the Securities

You should read this pricing supplement together with the underlying supplement dated June 18, 2020, the product supplement dated July 27, 2022, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011950/dp130454_424b2-eus.htm

•	Product Supplement No. WF-I dated July 27, 2022:

https://www.sec.gov/Archives/edgar/data/1053092/000095010322013067/dp177600_424b2-wfi.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

PRS-5

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due August 24, 2027
Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

▪	believe that the closing level of the Index will be greater than or equal to the starting level on one of the call dates;

▪	desire to limit downside exposure to the Index through the buffer amount;

▪	seek the potential for a fixed return if the Index has appreciated at all as of any of the call dates in lieu of full participation in any potential appreciation of the Index;

▪	are willing to accept the risk that if the closing level of the Index is less than the starting level on each call date (including the final calculation day), they will not receive any positive return on their investment in the securities;

▪	are willing to accept the risk that if the securities are not automatically called and the ending level is less than the starting level by more than the buffer amount, they will lose some, and possibly up to 90%, of the face amount at maturity;

▪	understand that the term of the securities may be as short as approximately one year and that they will not receive a higher call premium payable with respect to a later call date if the securities are called on an earlier call date;

▪	are willing to forgo interest payments on the securities and dividends on the securities included in the Index; and

▪	are willing to hold the securities to maturity.

The securities may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

▪	require full payment of the face amount of the securities at maturity;

▪	believe that the closing level of the Index will be less than the starting level on each call date;

▪	seek a security with a fixed term;

▪	are unwilling to accept the risk that, if the closing level of the Index is less than the starting level on each call date (including the final calculation day), they will not receive any positive return on their investment in the securities;

▪	are unwilling to accept the risk that the ending level of the Index may decrease from the starting level by more than the buffer amount;

▪	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page;

▪	seek current income;

▪	are unwilling to accept the risk of exposure to the Index;

▪	seek exposure to the upside performance of the Index beyond the applicable call premiums;

▪	are unwilling to accept the credit risk of Credit Suisse; or

▪	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the Index, please see the section titled “The S&P 500® Index” below.

PRS-6

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due August 24, 2027
Determining Timing and Amount of Payment on the Securities

Whether the securities are automatically called on any call date for the applicable call premium and, if the securities have not been automatically called, the maturity payment amount you will receive will be determined based on the closing level of the Index on the applicable call date as follows:

PRS-7

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due August 24, 2027
Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and the accompanying underlying supplement, product supplement, prospectus supplement and prospectus, including the documents they incorporate by reference. An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities.

Risks Relating to the Securities Generally

If The Securities Are Not Automatically Called, You May Lose Some, And Possibly Up To 90%, Of The Face Amount Of Your Securities At Maturity.

If the securities are not automatically called, you may receive less at maturity than you originally invested in the securities. If the ending level is less than the threshold level, the maturity payment amount will be less than the face amount and you will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of the buffer amount, resulting in a loss of 1% of the face amount for every 1% decline in the Index in excess of the buffer amount. The threshold level is 90% of the starting level. As a result, if the ending level is less than the threshold level, you will lose some, and possibly up to 90%, of the face amount at maturity. This is the case even if the level of the Index is greater than or equal to the starting level or the threshold level at certain times during the term of the securities.

The Securities Are Subject To The Credit Risk Of Credit Suisse.

Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

No Periodic Interest Will Be Paid On The Securities.

We will not pay interest on the securities. Assuming the securities are not automatically called, you may receive less at maturity than you could have earned on ordinary interest bearing debt securities with similar maturities, including other of our debt securities, since the maturity payment amount will be based on the appreciation or depreciation of the Index.

Regardless Of The Amount Of Any Payment You Receive On The Securities, Your Actual Yield May Be Different In Real Value Terms.

Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

The Potential Return On The Securities Is Limited To The Call Premium.

If the securities are automatically called, the appreciation potential of the securities will be limited to the call premium applicable to the relevant call date, regardless of any appreciation in the Index, which may be significant. The Index may appreciate by significantly more than the percentage represented by the applicable call premium, in which case an investment in the securities will underperform a hypothetical alternative investment providing a 1-to-1 return based on the closing level of the Index. Furthermore, if the securities are called on an earlier call date, you will receive a lower call premium than if the securities were called on a later call date, and accordingly, if the securities are called on an earlier call date, you will not receive the highest potential call premium.

More Favorable Terms Are Generally Associated With Greater Expected Volatility, And Can Indicate A Greater Risk Of Loss.

“Volatility” refers to the frequency and magnitude of changes in the level of the Index. The greater the expected volatility with respect to the Index on the pricing date, the higher the expectation as of the pricing date that the closing level of the Index could be less than the starting level on any call date or the threshold level on the final calculation day, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in higher call premiums than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower threshold level) than for similar securities linked to the performance of an index with a lower expected volatility as of the pricing date. You should therefore understand that relatively higher call premiums may indicate an increased risk of loss. Further, a relatively lower threshold level may not necessarily indicate that you will receive the call premium applicable to the relevant call date or that the securities have a greater likelihood of a return of principal at maturity. The volatility of the Index can change significantly over the term of the securities. The level of the Index could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Index and the potential to lose a significant portion of the face amount per security at maturity.

The Securities Are Subject To A Potential Automatic Call, Which Exposes You To Reinvestment Risk.

PRS-8

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due August 24, 2027
Selected Risk Considerations

The securities are subject to a potential automatic call. If the securities are automatically called prior to maturity, you may be unable to invest in other securities with a similar level of risk that provide you with the opportunity to be paid the same call premiums as the securities.

A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Call Date Is Postponed.

A call date (including the final calculation day) will be postponed if the applicable originally scheduled call date is not a trading day. In addition, a call date (including the final calculation day) will be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on that call date. If such a postponement occurs with respect to a call date other than the final calculation day, then the related call settlement date, as applicable, will be postponed. If such a postponement occurs with respect to the final calculation day, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after such final calculation day as postponed.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Risks Relating to the Index

Any Payment Upon An Automatic Call Or At Maturity Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Index. Investing in the securities is not equivalent to investing in the Index. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the securities included in the Index for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the securities, you will not have any voting rights or any other rights that holders of the securities included in the Index would have.

•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

•	Changes That Affect The Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

•	We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

Government Regulatory Action, Including Legislative Acts And Executive Orders, Could Result In Material Changes To The Index And Could Negatively Affect Your Return On The Securities.

Government regulatory action, including legislative acts and executive orders, could materially affect the Index. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the securities.

Risks Relating to the Issuer

Credit Suisse Is Subject To Swiss Regulation.

As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt

PRS-9

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due August 24, 2027
Selected Risk Considerations

instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

Hedging And Trading Activity Could Adversely Affect Our Payment To You At Maturity.

Credit Suisse (or any of its affiliates) or WFS (or any of its affiliates) may carry out hedging activities related to the securities, including in instruments related to the Index. Credit Suisse (or any of its affiliates) or WFS (or any of its affiliates) may also trade instruments related to the Index from time to time. Any of these hedging or trading activities on or prior to the pricing date and during the term of the securities could adversely affect our payment to you at maturity.

Our Economic Interests Are Potentially Adverse To Your Interests.

We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

Unpredictable Economic And Market Factors Will Affect The Value Of The Securities.

The payout on the securities can be replicated using a combination of the components described in “The Estimated Value Of The Securities On The Pricing Date Is Less Than The Original Offering Price.” Therefore, in addition to the closing level of the Index, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Index;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities included in the Index;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the components included in the Index or markets generally and which may affect the level of the Index; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

The Estimated Value Of The Securities On The Pricing Date Is Less Than The Original Offering Price.

The initial estimated value of your securities on the pricing date (as determined by reference to our pricing models and our internal funding rate) is less than the original offering price. The original offering price of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the pricing date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are

PRS-10

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due August 24, 2027
Selected Risk Considerations

proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

If On The Pricing Date The Internal Funding Rate We Use In Structuring Notes Such As These Securities Is Lower Than The Interest Rate That Is Reflected In The Yield On Our Conventional Debt Securities Of Similar Maturity In The Secondary Market (Our “Secondary Market Credit Spreads”), We Expect That The Economic Terms Of The Securities Will Generally Be Less Favorable To You Than They Would Have Been If Our Secondary Market Credit Spread Had Been Used In Structuring The Securities.

The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the pricing date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market” below.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

If Credit Suisse (or any of its affiliates) or WFS (or any of its affiliates) bid for your securities in secondary market transactions, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the original offering price and the estimated value of the securities on the pricing date. Neither Credit Suisse (or any of its affiliates) nor WFS (or any of its affiliates) is obligated to make a secondary market. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which Credit Suisse or WFS would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the pricing date, the secondary market price of your securities will be lower than the original offering price because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

Credit Suisse (or any of its affiliates) or WFS (or any of its affiliates) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the original offering price, and that higher price may also be initially used for account statements or otherwise. Credit Suisse (or any of its affiliates) or WFS (or any of its affiliates) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately five months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although we or our affiliates may purchase the securities from holders, we are not obligated to do so and we are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we are willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

PRS-11

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due August 24, 2027
Hypothetical Examples and Returns

The payout profile, return tables and examples below illustrate hypothetical payments upon an automatic call or at stated maturity for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting level or threshold level. The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level and threshold level are set forth under “Terms of the Securities” above. For historical data regarding the actual closing levels of the Index, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual amount you receive at stated maturity or upon automatic call and the resulting pre-tax total rate of return will depend on the actual terms of the securities.

Hypothetical Call Premiums:	1st call date	9.10%
	2nd call date	13.65%
	3rd call date	18.20%
	4th call date	22.75%
	5th call date	27.30%
	6th call date	31.85%
	7th call date	36.40%
	8th call date	40.95%
	9th call date	45.50%
Hypothetical Starting Level:	100.00
Hypothetical Threshold Level:	90.00 (90% of the hypothetical starting level)
Buffer Amount	10%

Hypothetical Payout Profile

Hypothetical Security Return
Hypothetical Return of the Index
First Call Date
Second Call Date
Third Call Date
Fourth Call Date
Fifth Call Date
Sixth Call Date
Seventh Call Date
Eighth Call Date
Final Call Date
Final Call Date (Call Premium: 45.50%)
Eighth Call Date (Call Premium: 40.95%)
Seventh Call Date (Call Premium: 36.40%)
Sixth Call Date (Call Premium: 31.85%)
Fifth Call Date (Call Premium: 27.30%)
Fourth Call Date (Call Premium: 22.75%)
Third Call Date (Call Premium: 18.20%)
Second Call Date (Call Premium: 13.65%)
First Call Date (Call Premium: 9.10%)
10.00% buffer
Hypothetical Security Return
Hypothetical Return of the Index
100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%

PRS-12

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due August 24, 2027

Hypothetical Returns

If the securities are automatically called:

Hypothetical call date on which securities are automatically called	Hypothetical payment per security on related call settlement date	Hypothetical pre-tax total rate of return(1)
1st call date	$1,091.00	9.10%
2nd call date	$1,136.50	13.65%
3rd call date	$1,182.00	18.20%
4th call date	$1,227.50	22.75%
5th call date	$1,273.00	27.30%
6th call date	$1,318.50	31.85%
7th call date	$1,364.00	36.40%
8th call date	$1,409.50	40.95%
9th call date	$1,455.00	45.50%

If the securities are not automatically called:

Hypothetical ending level	Hypothetical index return	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(1)
99.00	-1.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
89.00	-11.00%	$990.00	-1.00%
80.00	-20.00%	$900.00	-10.00%
70.00	-30.00%	$800.00	-20.00%
60.00	-40.00%	$700.00	-30.00%
50.00	-50.00%	$600.00	-40.00%
25.00	-75.00%	$350.00	-65.00%
0.00	-100.00%	$100.00	-90.00%

(1) The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the payment per security upon automatic call or at stated maturity to the face amount of $1,000.

Hypothetical Examples of Payment upon an Automatic Call or at Maturity

Example 1. The closing level of the Index on the first call date is greater than the starting level, and the securities are automatically called on the first call date:

S&P 500® Index
Hypothetical starting level:	100.00
Hypothetical closing level on first call date:	125.00

Because the hypothetical closing level of the Index on the first call date is greater than the hypothetical starting level, the securities are automatically called on the first call date and you will receive on the related call settlement date the face amount of your securities plus a call premium of 9.10% of the face amount. Even though the Index appreciated by 25.00% from the starting level to its closing level on the first call date in this example, your return is limited to the call premium of 9.10% that is applicable to the first call date.

On the call settlement date, you would receive $1,091.00 per security.

PRS-13

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due August 24, 2027

Example 2. The securities are not automatically called prior to the last call date (the final calculation day). The closing level of the Index on the final calculation day is greater than the starting level, and the securities are automatically called on the final calculation day:

S&P 500® Index
Hypothetical starting level:	100.00
Hypothetical closing level on call dates prior to the final calculation day:	Various (all below starting level)
Hypothetical closing level on final calculation day (i.e., the ending level):	120.00

Because the hypothetical closing level of the Index on each call date prior to the last call date (which is the final calculation day) is less than the hypothetical starting level, the securities are not called prior to the final calculation day. Because the closing level of the Index on the final calculation day is greater than the starting level, the securities are automatically called on the final calculation day and you will receive on the related call settlement date (which is the stated maturity date) the face amount of your securities plus a call premium of 45.50% of the face amount.

On the call settlement date (which is the stated maturity date), you would receive $1,455.00 per security.

Example 3. The securities are not automatically called. The ending level is less than the starting level but greater than the threshold level and the maturity payment amount is equal to the face amount:

S&P 500® Index
Hypothetical starting level:	100.00
Hypothetical closing level on each call date:	Various (all below starting level)
Hypothetical ending level:	95.00
Hypothetical threshold level:	90.00, which is 90% of the hypothetical starting level

Because the hypothetical closing level of the Index on each call date (including the final calculation day) is less than the hypothetical starting level, the securities are not automatically called. Because the hypothetical ending level is greater than or equal to the threshold level, you would receive the face amount of your securities at maturity.

On the stated maturity date, you would receive $1,000.00 per security.

Example 4. The securities are not automatically called. The ending level is less than the threshold level and the maturity payment amount is less than the face amount:

S&P 500® Index
Hypothetical starting level:	100.00
Hypothetical closing level on each call date:	Various (all below starting level)
Hypothetical ending level:	50.00
Hypothetical threshold level:	90.00, which is 90% of the hypothetical starting level

Because the hypothetical closing level of the Index on each call date (including the final calculation day) is less than the hypothetical starting level, the securities are not automatically called. Because the hypothetical ending level is less than the threshold level, you would lose a portion of the face amount of your securities and receive a maturity payment amount equal to:

= $1,000 + [$1,000 × (index return + buffer amount)]

= $1,000 + [$1,000 × (-50% + 10%)]

= $1,000 + [$1,000 × -40%]

= $600.00

On the stated maturity date, you would receive $600.00 per security.

PRS-14

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due August 24, 2027
The S&P 500® Index

The S&P 500® Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. See “The Reference Indices—The S&P Dow Jones Indices—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for additional information about the S&P 500® Index.

Historical Information

We obtained the closing levels of the Index in the graph below from Bloomberg, without independent verification. The closing levels reported by Bloomberg may not be the same as the closing levels derived from the applicable Reuters page.

The following graph sets forth daily closing levels of the S&P 500® Index for the period from January 3, 2017 to August 19, 2022. The closing level on August 19, 2022 was 4228.48. The historical performance of the S&P 500® Index should not be taken as an indication of the future performance of the S&P 500® Index during the term of the securities.

PRS-15

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due August 24, 2027
United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-16

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the S&P 500® Index due August 24, 2027
Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and (iii) possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated August 12, 2022 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on August 12, 2022. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated August 12, 2022, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on August 12, 2022. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

PRS-17